Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Novo Nordisk A/S on Form S-8 (Nos. 333-83724 and 333-221244) of our report dated June 23, 2023 on our audits of the financial statements of Novo Nordisk Inc. 401(k) Savings Plan as of December 31, 2022 and 2021 and for each of the years then ended, and supplemental schedules as of December 31, 2022 and for the year then ended, which report is included in this Annual Report on Form 11-K to be filed on or about June 23, 2023.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 23, 2023